Exhibit 99.1

ZS Pharma Announces Publication of Results from Phase 3 Study of ZS-9 in Patients with Hyperkalemia in the New England Journal of Medicine

- ZS-9 normalizes 98 percent of patients within 48 hours and a high proportion of patients who continued on ZS-9 maintained normokalemia -

Coppell, Texas – November 21, 2014 – ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced the publication of previously unreleased detailed results from the ZS003 study in the New England Journal of Medicine (NEJM). ZS003 was a Phase 3, 753 patient, multicenter, randomized, double-blind, placebo-controlled trial that assessed the safety and efficacy of ZS-9 (sodium zirconium cyclosilicate) in treating patients with hyperkalemia, a life threatening condition characterized by abnormally high concentrations of potassium in the blood (serum K+ >5.1 mEq/L).

“We were pleased with the ability of ZS-9 to lower serum potassium in hyperkalemic patients as hyperkalemia is associated with increased mortality in patients with heart failure, chronic kidney disease and diabetes,” said the article’s lead author, David K. Packham, MBBS(Hons), FRCP, FRACP, MD, from the Royal Melbourne Hospital in Australia. “If ZS-9 receives regulatory approval, I believe it could be a useful tool in the treatment and management of hyperkalemia.”

The peer-reviewed study, “Sodium Zirconium Cyclosilicate (ZS-9) in Hyperkalemia”, will also appear in the journal’s print issue.

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma completed its first Phase 3 study, the 753 patient ZS003 study, which showed that ZS-9 reduced serum potassium in hyperkalemic patients to normal levels within the 48-hour Acute Phase and then controlled potassium in the normal range throughout the 12-day Extended Treatment Phase. Results from this study were presented at a late breaking clinical trials session at the American Society of Nephrology meeting in 2013. The Company has also completed its second Phase 3 clinical trial of ZS-9, HARMONIZE, which was a randomized, double-blind, placebo-controlled study that confirmed the positive results observed in ZS003 over a longer treatment period. The HARMONIZE results were recently presented at a late breaking clinical session at the 2014 American Heart Association Scientific Sessions and were published in The Journal of the American Medical Association (JAMA). The Company is conducting additional long-term safety studies, ZS004E and ZS005, designed to evaluate safety and tolerability of ZS-9 in the extended treatment of hyperkalemia with patients receiving at least one year of dosing. The Company plans to file a New Drug Application (NDA) with the United States Food and Drug Administration and a Marketing Authorization Application (MAA) with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a potentially life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, heart failure (HF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission November 10, 2014 and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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ZS Pharma Contacts:
Denise Powell (Media)	Adam Tomasi (Investors)
Red House Consulting	ZS Pharma
510.703.9491	650.458.4100
denise@redhousecomms.com	atomasi@zspharma.com

Source: ZS Pharma